Exhibit 10.1

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE, dated this 28th day of August, 2006 (this “Fifth Amendment”), is entered into by and between CABOT INDUSTRIAL PROPERTIES, L.P., a Delaware limited partnership (“Landlord”) and SELECT COMFORT DIRECT CORPORATION, a Minnesota corporation (“Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord’s predecessors and Tenant’s predecessor entered into that certain Net Lease Agreement dated December 3, 1993 (the “Lease Agreement”) for 122,032 square feet of space (the “Premises”) located at 6105 Trenton Lane North, Plymouth, Hennepin County, Minnesota (the “Building”), that certain Amendment of Lease dated August 10, 1994 (the “First Amendment”), that certain Second Amendment of Lease dated as of May 10, 1995 (the “Second Amendment”), that certain Third Amendment of Lease, Assignment and Assumption of Lease and Consent dated as of January 1, 1996 (the “Third Amendment”), and that certain Fourth Amendment of Lease dated as of June 30, 2003 (the “Fourth Amendment”); the Lease Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment is referred to herein as the “Lease”; and

WHEREAS, Landlord and Tenant desire to renew the term of the Lease and to amend certain other provisions of the Lease as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Definitions. Unless otherwise specifically set forth herein, all capitalized terms herein shall have the same meaning as set forth in the Lease.

2.            Term. Effective as of June 1, 2009 (the “Effective Date”), the term of the Lease shall be extended for eight (8) years and five (5) months and shall terminate on October 31, 2017.

3.            Early Termination Option. Provided the Lease is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease at the time of notification or commencement, Tenant shall have the one-time option to terminate the Lease (“Early Termination Option”) effective on May 31, 2014 (the “Early Termination Date”) by providing a written termination notice (the “Early Termination Notice”) to Landlord on or before May 31, 2013. The Early Termination Notice must be accompanied by a payment in an amount hereinafter defined as the “Early Termination Payment”. The Early Termination Payment will be the unamortized balance of tenant improvements, including the Allowance, and leasing commissions incurred in connection with this Lease (“Lease Costs”), assuming amortization in full of the Lease Costs with interest at ten percent (10%) per annum over the herein provided extension of the Term of the Lease. If, and only if, Tenant timely and properly delivers the Early Termination Notice and the Early Termination Payment, the Term shall end on the Early Termination Date as though the Early Termination Date had been originally fixed as the expiration date of the Term. The Early Termination Payment is the sole property of Landlord upon payment and is not refundable under any circumstance. Tenant acknowledges and agrees that the Early Termination Payment is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant over the remainder of the scheduled term after the Early Termination Date. All terms and conditions of the Lease and Tenant’s obligations hereunder as they apply to Tenant’s lease of the Premises, including without limitation Tenant’s obligation to pay rent, shall continue up to and including the Early Termination Date. All obligations of Tenant under the Lease not fully performed as of the Early Termination Date shall survive the Early Termination Date. This option is not transferable; Tenant acknowledges and agrees that it intends that the Early Termination Option shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to terminate.

4.            Base Rental. From and after the Effective Date, the base rental payable under the Lease shall be as follows:

Period		Rentable Square Footage	Annual Rent Per Square Foot	Annual Rent	Monthly Installment of Rent
from	through
6/1/2009	5/31/2010	122,032	$5.25	$640,668.00	$53,389.00
6/1/2010	5/31/2011	122,032	$5.36	$654,091.52	$54,507.63
6/1/2011	5/31/2012	122,032	$5.46	$666,294.72	$55,524.56
6/1/2012	5/31/2013	122,032	$5.57	$679,718.24	$56,643.19
6/1/2013	5/31/2014	122,032	$5.68	$693,141.76	$57,761.81
6/1/2014	5/31/2015	122,032	$5.79	$706,565.28	$58,880.44
6/1/2015	5/31/2016	122,032	$5.91	$721,209.12	$60,100.76
6/1/2016	10/31/2017	122,032	$6.03	$735,852.96	$61,321.08

5.            Renewal Options. Tenant shall, provided the Lease is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease at the time of notification or commencement, have one (1) option to renew this Lease for a term of five (5) years, for the portion of the Premises being leased by Tenant as of the date the renewal term is to commence, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below:

5.1

If Tenant elects to exercise said option, then Tenant shall provide Landlord with written notice no earlier than the date which is eighteen (18) months prior to the expiration of the then current term of the Lease but no later than the date which is twelve (12) months prior to the expiration of the then current term of the Lease. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the term of the Lease.

5.2

The Annual Rent and Monthly Installment in effect at the expiration of the then current term of the Lease shall be increased or decreased to reflect the current fair market rental for comparable space in the Building and in

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other similar buildings in the same rental market as of the date the renewal term is to commence, taking into account the specific provisions of the Lease which will remain constant and concessions common in the market at the time for comparable tenant spaces with leases under consideration for renewal. Landlord shall advise Tenant of the new Annual Rent and Monthly Installment for the Premises no later than ten (10) business days after receipt of Tenant’s written request therefor. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its option under this Paragraph 5. Said notification of the new Annual Rent may include a provision for its escalation to provide for a change in fair market rental between the time of notification and the commencement of the renewal term. If Tenant and Landlord are unable to agree on a mutually acceptable rental rate not later than sixty (60) days prior to the expiration of the then current term, then Landlord and Tenant shall each appoint a qualified MAI appraiser doing business in the area, in turn those two independent MAI appraisers shall appoint a third MAI appraiser and the majority shall decide upon the fair market rental for the Premises as of the expiration of the then current term. Landlord and Tenant shall equally share in the expense of this appraisal except that in the event the Annual Rent and Monthly Installment is found to be within five percent (5%) of the original rate quoted by Landlord, then Tenant shall bear the full cost of all the appraisal process.

5.3

This option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to renew the Lease shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to renew.

6.            Tenant Improvements. Landlord shall permit Tenant to renovate the Premises in accordance with the terms and conditions set forth in the work letter attached hereto as Exhibit A and made a part hereof. Other than that specified in this Paragraph 6 and Exhibit A, Landlord shall have no obligation to perform any construction or make any additional improvements or alterations, or to afford any allowance to Tenant for improvements or alterations, in connection with this Fifth Amendment. Tenant acknowledges and agrees that other than the obligations specified in this Paragraph 6 and Exhibit A, all construction obligations of Landlord under the Lease required as of the date hereof, including, without limitation, payment of any tenant improvement allowances, have been performed in full and accepted. Landlord agrees that all improvement that currently exist in the Premises shall not be required to be removed at the expiration of the Term or earlier termination thereof and , if at the time of request for Landlord’s approval of future improvements or alterations Landlord agrees to not require removal of same upon the expiration or earlier termination of the Lease, then such approved improvements or alterations shall not be required to be removed.

7.            Assignment and Subletting. The second to last sentence of Section 15.2 of the Lease is hereby modified to add the words “, subject to Landlord’s consent which shall not be unreasonably withheld or delayed.” to the end of such sentence.

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8.            Broker Indemnification. Tenant represents and warrants to Landlord that no real estate broker, agent, commissioned salesperson or other person has represented the Landlord or Tenant in the negotiations of this Fifth Amendment, except for CB Richard Ellis whose commission shall be paid by Landlord per separate agreement. Tenant and Landlord agree to indemnify and hold the other harmless from and against any claim for any commissions, fees or other form of compensation by any other third party, including, without limitation, any and all claims, causes of action, damages, costs and expenses, including attorneys’ fees associated therewith.

9.            Incorporation. Except as modified herein, all other terms and conditions of the Lease shall continue in full force and effect.

10.          Counterparts. This Fifth Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one instrument.

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11.          Limitation of Landlord’s Liability. It is expressly understood and agreed that none of Landlord’s covenants, undertakings or agreements made in this Fifth Amendment or the Lease are made or intended as personal covenants, undertakings or agreements by Landlord, any liability of Landlord for damages for breach or nonperformance by Landlord or otherwise arising under or in connection with this Fifth Amendment or the Lease or the relationship of Landlord and Tenant hereunder, shall be collectible only out of the Landlord’s interest in the Building, in each case as the same may then be encumbered, and no personal liability is assumed by, nor at any time may be asserted against, Landlord, or its shareholders, officers, directors, investment manager, employees, agents, legal representatives, successors or assigns, all such liability, if any, being expressly waived and released by Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Fifth Amendment as of the day and year first written above.

LANDLORD:		TENANT:
CABOT INDUSTRIAL PROPERTIES, L.P., a Delaware limited partnership		SELECT COMFORT DIRECT CORPORATION, a Minnesota corporation

By:	RREEF Management Company,	By:	/s/ Mark A. Kimball
	a Delaware corporation,	Name:	Mark A. Kimball
	its Authorized Agent	Its:	SVP and General Counsel

		Date:	8/28/06

By:	/s/ Timothy Ducharme
Name:	Timothy Ducharme
Its:	District Manager

Date:	Sept 6, 2006

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EXHIBIT A

attached to and made a part of Fifth Amendment to Lease

dated as of August 28, 2006 between

CABOT INDUSTRIAL PROPERTIES, L.P., as Landlord and

SELECT COMFORT DIRECT CORPORATION, as Tenant

6105 Trenton Land North, Plymouth, MN

Work Letter

1.            Condition of Premises. Tenant accepts the condition of the Premises in “as is” with no additional improvements, repairs or alterations required of the Landlord, except as hereafter set forth. Landlord will have the roof and HVAC units and system and parking lot inspected and if any repair or replacement is required of same, Landlord shall have such repair or replacement made initially at Landlord’s costs, which costs (amortized with interest at 10% annually over the useful life of the affected item(s)) shall be reimbursed by Tenant in equal monthly installments as additional rent, due and payable on the first day of each month following the initial invoice for payment.

2.            Plans and Specifications.

2.1          Tenant shall be permitted to make improvements to the Premises, using predominantly Building-standard finishes. Tenant shall submit its plans for any such alterations or improvements to the Premises (the “Tenant’s Plans”) to Landlord for approval. Upon submittal of any portion of Tenant’s Plans, Landlord shall review Tenant’s Plans and shall either approve Tenant’s Plans or advise Tenant in writing of any aspect of the design, engineering, construction or installation which is not acceptable to Landlord. Landlord shall advise Tenant of its approval or comments on the Tenant’s Plans within ten business days after Landlord’s receipt of the Tenant’s Plans.

2.2          After approval of Tenant’s Plans or any portion thereof, Tenant shall not in any way modify, revise or change such Plans without the prior written consent of Landlord.

2.3          It shall be Tenant’s responsibility that the Plans comply with all applicable governmental and municipal codes and regulations and to procure and deliver to Landlord upon request all such licenses, permits and approvals from all governmental authorities as are necessary to permit the Work to be commenced and continued to completion and the so constructed Premises to be occupied.

3.            Contracts and Contractors for the Work. Tenant shall make all such contracts and arrangements as shall be necessary or desirable for the construction and installation of the work set forth on Tenant’s Plans by a contractor(s) reasonably approved by Landlord (the “Work”).

4.            Construction. Promptly upon Landlord’s approval of Tenant’s Plans, Tenant shall apply for, and supply to Landlord upon issuance, a building permit and any other required governmental permits, licenses or approvals. Upon issuance of such approvals, Tenant shall

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commence the Work and shall diligently prosecute the Work to completion. Tenant agrees to cause the Work to be constructed in a good and workmanlike manner using first-class quality materials, at its sole cost and expense in accordance with the provisions of the Lease. Upon completion of the Work, Tenant shall provide to Landlord: (i) an architect’s certificate of final completion; (ii) copies of all necessary governmental permits, including, but not limited to, a certificate of occupancy; (iii) the sworn statement of the general contractor; (iv) final lien waivers from all contractors, subcontractors and materialmen; and (v) any other information or documentation reasonably requested by Landlord to evidence lien-free completion of construction and payment of all of the cost thereof.

5.            Tenant Improvement Allowance. Provided the Lease is in full force and effect and Tenant is not in default thereunder, Landlord hereby agrees to pay to Tenant toward the cost of the Work as it relates to improvements an amount equal to $536,016.00 (Five Hundred Thirty Six Thousand and Sixteen Dollars), (the “Allowance”). Landlord shall pay Tenant the Allowance no earlier than January 1, 2008, and within fifteen (15) days after the date of Tenant’s providing paid invoices with related backup documentation relating thereto for all the Work and Tenant’s full compliance with all of the requirements as set forth in Paragraph 4 above. Tenant may use said Allowance towards “soft costs”, e.g. drawings, moving related costs, furniture breakdown and other like kind of items and, further, Tenant may use up to $2.00 per rentable square feet from the Allowance, as a dollar for dollar monthly rental off-set.

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